UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MIDWESTONE FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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102 South Clinton St.

Iowa City, Iowa 52240

(319) 356-5800

PRELIMINARY DRAFT – SUBJECT TO COMPLETION

November [    ], 2008

Dear Shareholder:

On behalf of the board of directors and management of MidWestOne Financial Group, Inc., we cordially invite you to attend a special meeting of shareholders of MidWestOne to be held at 1:00 p.m. on December [    ], 2008, at the headquarters of MidWestOne Bank located at 102 South Clinton St., Iowa City, Iowa 52240.

The accompanying Notice of Special Meeting of Shareholders and proxy statement discuss the business to be conducted at the special meeting. As a shareholder, you are being asked to approve amendments to our articles of incorporation to authorize our board of directors to issue shares of preferred stock and to increase the number of authorized shares of common stock.

We are asking for your approval to amend our articles at this time because certain favorable capital-raising opportunities have been proposed by the U.S. Department of the Treasury. On October 14, 2008, Treasury announced that it was prepared to invest up to $250 billion in financial institutions by purchasing preferred stock, together with warrants to acquire common stock, from eligible institutions. Shareholder approval of the proposed amendment to our articles is a prerequisite to our participation in Treasury’s capital program. While we believe that our current capital position remains strong, our board of directors has concluded that the additional capital that can be raised through Treasury’s capital program could be put to good use by the Company to strengthen its capital ratios and favorably position us to take advantage of additional lending opportunities in the communities we serve. Even in the absence of Treasury’s capital program, however, our board believes that having the additional class of preferred stock, together with the increased number of authorized shares of common stock, will provide us with additional flexibility for raising capital in the future for various corporate purposes.

The vote required to amend our articles is the affirmative vote of a majority of the outstanding shares of our common stock. Your affirmative vote on these matters is important, and we appreciate your continued support. Our directors and executive officers will be present at the special meeting to respond to any questions you may have.

We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by completing and mailing the enclosed proxy card or by following the telephone or Internet voting procedures described on the proxy card. This will assure that your shares are represented at the meeting. We look forward to seeing you at the special meeting.

Very truly yours,

W. R. Summerwill

Chairman of the Board

102 South Clinton St.

Iowa City, Iowa 52240

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER [    ], 2008

To Our Shareholders:

A special meeting of the shareholders of MidWestOne Financial Group, Inc., will be held at 1:00 p.m. on December [    ], 2008, at the headquarters of MidWestOne Bank located at 102 South Clinton St., Iowa City, Iowa 52240, to consider and vote upon the following matters:

1.	Approval of a proposed amendment to MidWestOne Financial Group, Inc.’s articles of incorporation to authorize issuance of up to 500,000 shares of preferred stock;

2.	Approval of a proposed amendment to MidWestOne Financial Group, Inc.’s articles of incorporation to increase the number of authorized shares of common stock from 10,000,000 to 15,000,000;

3.

Approval of any adjournment of the special meeting, if necessary to solicit additional proxies in order to approve the proposed amendments to MidWestOne Financial Group, Inc.’s articles of incorporation; and

4.	Such other business as may properly come before the special meeting or any adjournment thereof.

Our board of directors is not aware of any other business to come before the special meeting.

The close of business on November 10, 2008, has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

The board of directors of MidWestOne Financial Group, Inc., has unanimously approved the proposed amendments to our articles and unanimously recommends that shareholders vote “FOR” approval of the amendment to authorize issuance of up to 500,000 shares of preferred stock and “FOR” approval of the amendment to increase the number of authorized shares of common stock from 10,000,000 to 15,000,000.

November     , 2008

By Order of the Board of Directors

W. R. Summerwill

Chairman of the Board

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

MIDWESTONE FINANCIAL GROUP, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

DECEMBER [    ], 2008

This proxy statement is being furnished to shareholders in connection with the solicitation by our board of directors of proxies to be used at the special meeting to be held at the headquarters of MidWestOne Bank located at 102 South Clinton St., Iowa City, Iowa 52240, on December [    ], 2008 at 1:00 p.m., or at any adjournments or postponements of the meeting. This proxy statement is first being mailed to shareholders on or about November      , 2008.

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, the terms “MidWestOne,” “we,” “our,” and “us” all refer to MidWestOne Financial Group, Inc., and its subsidiaries.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on November 10, 2008, the record date for the special meeting, you owned shares of MidWestOne’s common stock. This proxy statement describes the matter that will be presented for consideration by the shareholders at the special meeting to be held on December [    ], 2008. It also gives you information concerning the matter to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

On Friday, October 31, 2008, our board of directors voted to adopt a resolution, subject to shareholder approval, to amend the Company’s articles of incorporation to authorize the issuance of up to 500,000 shares of preferred stock, and to increase the authorized number of shares of common stock from 10,000,000 to 15,000,000. The amendment to create a class of preferred stock will vest in our board of directors the authority to determine by resolution the terms of one or more series of preferred stock, including the preferences, rights and limitations of each series. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. The amendment to increase the number of authorized shares of common stock also will enable our board of directors to issue from time to time up to 15,000,000 shares of our common stock without first obtaining additional shareholder approval. A copy of the proposed amendments are set forth as Appendix A to this proxy statement. You are being asked to approve these amendments.

Why does the Board deem the amendment to the articles to be necessary?

Our board of directors has caused us to apply for an investment from the U.S. Department of the Treasury pursuant to the recently announced Troubled Asset Relief Program (“TARP”) Capital Purchase Program, which is described below. The Capital Purchase Program was adopted pursuant to the recently-enacted Emergency Economic Stabilization Act of 2008. The authorization of preferred stock will be required before we can participate in the Capital Purchase Program because the form of Treasury’s investment pursuant to the Capital Purchase Program will be senior preferred stock and our articles currently restrict equity capital issuance exclusively to common stock. If our shareholders reject the amendment to authorize a class of preferred stock, we will be unable to participate in the Capital Purchase Program. In addition, amending the articles to authorize preferred stock will enable the board to issue preferred shares in other transactions from time to time without further shareholder approvals and thereby provide the Company with maximum flexibility in possible future capital raising opportunities which may be deemed advisable and in our best interests and in the best interests of our shareholders.

The increase in the number of authorized shares of common stock will provide us with flexibility in the future by assuring the availability of sufficient authorized but unissued common stock for valid corporate purposes, such as capital raising transactions, stock splits, stock dividends, exercise of options or for other corporate purposes. Because we will be required to reserve for issuance to Treasury shares of our common stock pursuant to the warrants to be issued to Treasury together with the shares of senior preferred stock under the Capital Purchase Program, and because we currently have outstanding and reserved for issuance pursuant to our existing equity incentive plans approximately 94 percent of our currently authorized shares of common stock, if we do not increase the number of shares of authorized common stock, we may not have a sufficient number of authorized but unissued shares of common stock to, for example, issue to employees who exercise options pursuant to any future equity incentive plans or issue to shareholders of an institution that we may wish to acquire.

What is the TARP Capital Purchase Program?

On October 14, 2008, Treasury announced the creation of the TARP Capital Purchase Program. This program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, Treasury will purchase shares of senior preferred stock from qualifying banks, bank holding companies, and other financial institutions. The senior preferred stock will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares (other than preferred shares which by their terms rank junior to any other existing preferred shares). The senior preferred stock purchased by Treasury will pay a cumulative dividend rate of 5 percent per annum for the first five years they are outstanding and thereafter at a rate of 9 percent per annum. The senior preferred stock will be non-voting, other than voting rights on matters that could adversely affect the shares. The shares of senior preferred stock will be callable after three years at 100 percent of issue price plus any accrued and unpaid dividends. Prior to the end of three years, the senior preferred stock may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred stock or common stock.

Institutions that issue shares of senior preferred stock to Treasury under the Capital Purchase Program also will be required to issue to Treasury warrants to purchase shares of the institution’s common stock with an aggregate market price equal to 15 percent of the senior preferred stock investment from Treasury. The initial exercise price for the warrants issued to Treasury will be based on the average closing prices of the institution’s common stock over the 20 trading days ending on the last trading day prior to the date the applicant’s application for participation in the Capital Purchase Program was preliminarily approved by Treasury.

Is MidWestOne applying to participate in the TARP Capital Purchase Program because its financial outlook is unfavorable? If not, why is MidWestOne applying?

No. As of September 30, 2008, we had capital ratios in excess of those required to be considered “well-capitalized” under banking regulations. Our board believes, however, that it is prudent for us to apply for capital available under the Capital Purchase Program because: (i) the cost of capital under the Capital Purchase Program may be significantly lower than the cost of capital otherwise available to us at this time; and (ii) despite being well-capitalized, additional capital received under Treasury’s program will enable us to strengthen our capital ratios with fairly low-cost capital and favorably position us to take advantage of additional lending opportunities in our primary market areas.

Is Treasury Obligated to Purchase Our Senior Preferred Stock?

No. As of the date of this proxy statement, our application to participate in the Capital Purchase Program is still pending with Treasury. Treasury is not obligated to accept our application to participate in the Capital Purchase Program and, therefore, there is no guarantee that we will receive any proceeds from the sale of senior preferred stock. However, as previously noted, we are considered to be “well-capitalized” under banking regulations and believe our financial condition to be strong; therefore, even if we are unable to participate in the Capital Purchase Program, our financial condition, liquidity and results of operations would be materially different than those disclosed at September 30, 2008.

How much capital will MidWestOne raise if it participates in the TARP Capital Purchase Program?

The minimum subscription amount available to an institution participating in the Capital Purchase Program is one percent of its risk-weighted assets, and the maximum subscription amount is three percent of risk-weighted assets. As of June 30, 2008 (which was the most recently-available quarter end date at the time we applied), the value of our risk-weighted assets was $1.164 billion. We applied to receive the maximum three percent of risk-weighted assets, or $34.925 million, from Treasury. One percent of our risk-weighted assets equals $11.641 million. Our board of directors is still considering the exact size of the investment that it will accept from Treasury.

Will the issuance of preferred shares to Treasury and/or other third parties adversely affect the rights of holders of common stock?

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future, whether those holders are Treasury or other third parties. See “Terms of Capital Purchase Program—General Terms of Capital Purchase Program Senior Preferred Stock and Effect on Common Shareholders” and “Effect of the Preferred Stock Upon Holders of Common Stock” under “PROPOSAL 1.”

Will MidWestOne’s participation in the TARP Capital Purchase Program impose any other restrictions on its activities?

Yes. Treasury’s consent will be required for any increase in common dividends per share or certain repurchases of our common stock until the third anniversary of the date of Treasury’s investment, unless prior to such third anniversary the senior preferred stock issued to Treasury is redeemed in whole or Treasury has transferred all of the senior preferred stock to third parties. In addition, companies participating in the Capital Purchase Program must adopt Treasury’s limitations on executive compensation and corporate governance for the period during which Treasury holds equity issued under the program.

What will the terms of the authorized preferred stock be?

You are not being asked to approve preferred stock with specific terms. The terms of any series of preferred stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity rates and similar matters, will be determined by our board of directors at a later date without further action by our shareholders. However, it is expected that a portion of the newly-authorized preferred stock will be issued to Treasury under the Capital Purchase Program. Treasury will be purchasing senior preferred stock. The senior preferred stock will have a liquidation preference of $1,000 per share, and will be senior to common stock, shall not be subject to any contractual restrictions on transfer and shall be non-voting (other than certain class voting rights).

Cumulative dividends will be payable on the senior preferred stock at a rate of 5 percent per annum until the fifth anniversary of the issuance of the senior preferred stock and at a rate of 9 percent per annum thereafter. The senior preferred stock may not be redeemed for a period of three years from the date of issuance, except with the proceeds from the sale by the qualified institution of Tier 1 qualifying perpetual preferred stock or common stock for cash. All redemptions of the senior preferred stock must be at 100 percent of its issue price plus any accrued and unpaid dividends. Any redemption of the senior preferred stock shall be subject to the approval of our primary federal bank regulator, the Board of Governors of the Federal Reserve System. See “Terms of Capital Purchase Program” for a detailed explanation of the specific terms of the senior preferred stock to be issued to Treasury.

The Company is seeking authorization of 500,000 shares of preferred stock. A maximum of 34,925 shares of senior preferred stock may be issued to Treasury in connection with the Capital Purchase Program. The additional authorized shares of preferred stock may be issued by the Company in order to raise additional capital, or for other strategic purposes, without additional shareholder approval.

What will happen if the shareholders fail to approve the proposed amendment authorizing the issuance of preferred stock?

If the shareholders of the Company fail to approve the amendment of our articles to authorize a class of blank check preferred stock, we will not be eligible to participate in the Capital Purchase Program and therefore will not qualify to receive an equity investment from Treasury. A failure to qualify for the Capital Purchase Program will eliminate a potential source of capital to strengthen our capital position and favorably position us to take advantage of additional lending opportunities in our primary market areas.

What will happen if the shareholders fail to approve the proposed amendment increasing the number of shares of authorized common stock?

If the shareholders of the Company fail to approve the amendment of our articles to increase the number of shares of authorized common stock, the Company will not have the ability to issue in excess of the currently authorized 10,000,000 shares, which may, in the future, impede our ability to raise additional capital or take advantage of a strategic acquisition opportunity, particularly in light of the fact that we currently have outstanding 8,646,328 shares of common stock and 750,000 shares of common stock reserved for issuance pursuant to our existing equity incentive plans. If our application to participate in the Capital Purchase Program is approved and we issue the maximum 34,925 shares of senior preferred stock to Treasury, we will be required to issue warrants to Treasury to purchase approximately 402,671 shares of our common stock, which will place us very close to the 10,000,000 shares of common stock currently authorized by our articles and thus significantly limit our flexibility to raise capital in the future or issue options to our employees without first obtaining shareholder approval.

How do I vote?

After reviewing this document, submit your proxy using any of the proxy delivery or voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the special meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the Internet by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “FOR” the approval of the amendment to our articles to authorize the issuance of shares of preferred stock and “FOR” the approval of the amendment to our articles to increase the number of authorized shares of common stock.

If you are a beneficial owner and a broker or other fiduciary is the record holder (or in what is usually referred to as “street name”), then you received this proxy statement from the record holder. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary, you will need to arrange to obtain a proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the special meeting, you should complete and return your proxy card in advance of the special meeting in case your plans change.

If I hold shares in the name of a broker, who votes my shares?

Under the rules of various national and regional securities exchanges, brokers and other fiduciaries cannot vote on non-routine matters, such as an amendment to the articles of incorporation, unless they have received voting instructions from the person for whom they are holding shares. Accordingly, you provide voting instructions to your broker or fiduciary holding your shares by carefully following the instructions your broker or fiduciary gives you concerning its procedures.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy card?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•

signing another proxy card with a later date and returning that proxy card to our transfer agent, which automatically revokes your earlier proxy, by mail (or by telephone or Internet if that method was used for your initial proxy submission);

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: MidWestOne Financial Group, Inc., 102 South Clinton St., Iowa City, Iowa 52240, Attention: Corporate Secretary. If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the special meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy.

On November 10, 2008, the record date for the special meeting, there were 8,646,328 shares of common stock issued and outstanding. Therefore, at least 4,324,029 shares need to be present, in person or by proxy, at the special meeting to conduct business.

What options do I have in voting the proposals?

You may vote “for,” “against” or “abstain” on the proposals to approve the amendments to our articles.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed to approve the proposed amendments to our articles?

The proposals to approve the amendments to our articles each must receive the affirmative vote of a majority of our outstanding shares of common stock. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.

Do I have appraisal or dissenters’ rights if I oppose the proposals to amend the articles of incorporation?

No. Under Iowa law, you are not entitled to exercise appraisal or dissenters’ rights as a result of the proposed amendments to our articles of incorporation.

How many votes will the directors and named executive officers of MidWestOne have?

As of the November 10, 2008, record date, our directors and named executive officers owned 1,563,874 shares (which does not include options that are immediately exercisable), all of which are entitled to vote. These shares constitute approximately 18.1% of the total shares outstanding and entitled to be voted at the special meeting. We expect all directors and executive officers to vote in favor of all proposals.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results also will be disclosed in our Form 10-K for the year ended December 31, 2008.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

PROPOSAL 1:

APPROVAL OF AN AMENDMENT TO THE ARTICLES OF MIDWESTONE FINANCIAL

GROUP, INC. TO AUTHORIZE THE ISSUANCE OF

500,000 SHARES OF PREFERRED STOCK

At a special meeting held on October 31, 2008, our board of directors voted to adopt, subject to the approval of a majority of the outstanding shares of our common stock, an amendment to our articles of incorporation authorizing the issuance of up to 500,000 shares of blank check preferred stock. The Iowa Business Corporation Act requires approval of this amendment by our shareholders before such amendment can be filed with the Iowa Secretary of State. Our board of directors unanimously recommends that shareholders vote “FOR” approval of this amendment.

The complete text of the form of the amendment to our articles of incorporation for the authorization of preferred stock is set forth in Appendix A to this proxy statement. Such text is, however, subject to revision for such changes as may be required by the Iowa Secretary of State and other changes consistent with this proposal that we may deem necessary or appropriate. If shareholders approve and authorize the proposed amendment, we intend to, promptly following the special meeting, file articles of amendment to our articles of incorporation. The amendment will become effective upon filing the prescribed articles of amendment with the Iowa Secretary of State.

Summary

Our board of directors recommends that the shareholders approve the proposed amendment to our articles to authorize the issuance of up to 500,000 shares of preferred stock, as described in this proxy statement. The amendment will allow the board of directors to issue preferred stock with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by our board of directors from time to time. The preferred stock to be authorized is commonly referred to as “blank check” preferred stock. Our current articles only permit the issuance of common stock.

This amendment is a prerequisite for MidWestOne to participate in the recently announced voluntary program for direct investment in financial institutions by the U.S. Department of the Treasury (as described below) because, without such amendment, we would not have any authorized shares of preferred stock available to sell to Treasury. Our board of directors believes that the proposed amendment will, generally, give MidWestOne flexibility in structuring capital-raising transactions and acquisitions in the future and, specifically, enable us to participate in Treasury’s voluntary program and thus obtain a fairly low-cost source of capital for strengthening our capital ratios and favorably position us to take advantage of additional lending opportunities in our primary market areas.

TARP Capital Purchase Program

In response to the current financial crisis, on October 14, 2008, Treasury announced that pursuant to the Emergency Economic Stabilization Act of 2008, it was implementing a voluntary program (the Capital Purchase Program) for certain financial institutions to raise low-cost capital by selling senior preferred stock directly to Treasury. The stated objective of the Capital Purchase Program is to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The Capital Purchase Program will provide capital to financial institutions on terms and conditions that otherwise may not be available currently in the market. For your further information, we have attached Treasury’s term sheet summarizing the terms and conditions of its proposed investments as Appendix B to this proxy statement. The minimum subscription amount available to an institution participating in the Capital Purchase Program is one percent of its risk-weighted assets, and the maximum subscription amount is three percent of risk-weighted assets. As of June 30, 2008 (which was the most recently-available quarter end date at the time we applied), the value of our risk-

weighted assets was $1.164 billion. We applied to receive the maximum three percent of risk-weighted assets, or $34.925 million, from Treasury. One percent of our risk-weighted assets equals $11.641 million. Our board of directors is still considering the exact size of the investment that it will accept from Treasury.

In conjunction with the contemplated purchase of our senior preferred shares, Treasury will receive warrants to purchase shares of our common stock with an aggregate market price equal to approximately $5.239 million, or 15 percent of the senior preferred stock investment from the Treasury (assuming Treasury agrees to make, and our board accepts, the maximum $34.925 million investment). The MidWestOne common stock underlying these warrants represents approximately 4.7 percent of MidWestOne’s outstanding common shares at September 30, 2008 (based on an estimated initial exercise price of $13.01, which was the 20-day trailing average of our common stock’s closing price as of the record date). The initial exercise price for the warrants issued to Treasury will be based on the average closing prices of our common stock over the 20 trading days ending on the last trading day prior to the date that our application for participation in the Capital Purchase Program is approved.

In order to participate in the Capital Purchase Program, we must be authorized to issue preferred stock. If Proposal 1 is not approved, we will be unable to participate in the Capital Purchase Program.

Terms of the TARP Capital Purchase Program

Estimated Proceeds. As previously discussed, under the Capital Purchase Program, eligible financial institutions generally can apply to issue shares of preferred stock to Treasury ranging from a minimum of one percent to a maximum of three percent of each participating institution’s “risk-weighted assets.” Our risk-weighted assets as of June 30, 2008 were $1.164 billion, which would potentially enable us to receive an investment from Treasury of between $11.641 million and $34.925 million. Our application requested Capital Purchase Program funds up to the maximum amount, although our board is still considering what amount between the minimum and maximum that it will accept. It is expected that, upon preliminary approval by Treasury, we will have 30 days to satisfy all requirements for participation in the Capital Purchase Program, including receipt of shareholder approval of the amendment to our articles to create a class of preferred stock and our board’s final determination of the amount of senior preferred stock to issue, as well as execution and delivery of an investment agreement and related documents with Treasury.

Use and Effect of Capital Purchase Program Proceeds. We intend to utilize the proceeds from Treasury’s investment in shares of our senior preferred stock to further strengthen our capital position and to take advantage of additional lending opportunities in our primary market areas. We expect to contribute substantially all of the proceeds from Treasury’s investment to our bank subsidiary. As a traditional community bank, MidWestOne Bank gathers local deposits and deploys them primarily into loans within the local communities that we serve. We are committed to helping the businesses and consumers in our communities access suitable credit. Prior to such deployment, the funds may provide additional liquidity and reduce current borrowings or augment investments. Should circumstances present us with an opportunity to acquire another financial institution in our primary market areas, our board would contemplate such usage as well.

Pro Forma Effect of Capital Purchase Program on Capital. The pro forma effects of the receipt of Capital Purchase Program funds on our regulatory capital and capital ratios are estimated as follows:

	Actual	Pro Forma as of Sept. 30, 2008		Minimum Required
	Sept. 30, 2008	Minimum	Maximum	“Well-Capitalized”
Total Tier 1 Capital	129,281,000	140,922,000	164,206,000	N/A
Total Tier 2 Capital	13,178,000	13,178,000	13,178,000	N/A
Total Capital	142,459,000	154,100,000	177,384,000	N/A

Tier 1 Leverage Ratio	9.52%	10.38%	12.10%	6.00%
Tier 1 Risk-Based Ratio	10.38%	11.32%	13.19%	8.00%
Total Risk-Based Ratio	11.44%	12.38%	14.25%	10.00%

General Terms of Capital Purchase Program Senior Preferred Stock and Effect on Common Shareholders. Assuming we participate in the Capital Purchase Program, Treasury would purchase shares of senior cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share. The senior preferred stock issued to Treasury would constitute Tier 1 capital and would rank senior to our common stock. Cumulative dividends would be payable on the senior preferred stock quarterly in arrears at a rate of 5 percent per annum for the first five years and 9 percent per annum after year five.

The senior preferred stock issued to Treasury pursuant to the Capital Purchase Program would be non-voting shares, but would have class voting rights on: (i) any authorization or issuance of shares ranking senior to the senior preferred stock; (ii) any amendment to the rights of the holders of the senior preferred stock; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the holders of the senior preferred stock. If the cumulative dividends described above are not paid in full for six dividend periods, whether or not consecutive, the holders of the senior preferred stock will have the right to elect two directors of our board. The right to elect directors would end when dividends have been paid in full for four consecutive dividend periods.

The senior preferred stock issued to Treasury pursuant to the Capital Purchase Program would be redeemable by us after three years at 100 percent of its issue price, plus any accrued and unpaid dividends. Prior to the end of three years after Treasury’s investment, the senior preferred stock could only be redeemed by us using the proceeds of an offering of other Tier 1 qualifying perpetual preferred stock or common stock (referred to as a qualified equity offering) which yields aggregate gross proceeds to us of at least 25 percent of the issue price of the senior preferred stock. Any such redemption must be approved by our primary federal bank regulator, the Board of Governors of the Federal Reserve System. Treasury would be permitted to transfer the shares of senior preferred stock to a third party at any time.

General Terms of the Capital Purchase Program Warrants and Dilution of Common Shareholders. In addition to the senior preferred shares, we also must issue warrants to Treasury to purchase a number of shares of our common stock having a market value equal to 15 percent of the aggregate liquidation amount of the shares of senior preferred stock purchased by Treasury. The exercise price of the warrants, and the market value for determining the number of shares of common stock subject to the warrants, would be determined by reference to the average closing prices of our common stock over the 20 trading days ending on the last trading day prior to the date that our application for participation in the Capital Purchase Program is approved. The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of common stock or securities convertible to common stock. Assuming a market value per share of our common stock for these purposes of $13.01 (which is based on the 20-day trailing average closing price as of November 10, 2008, the record date), the number of shares of our common stock that would be purchasable under the Warrants issued to Treasury would range from 134,228 (assuming the minimum senior preferred stock investment by Treasury of $11.641 million) to 402,671 (assuming the maximum senior preferred stock investment by Treasury of $34.625 million). These amounts represent approximately 1.6 percent and 4.7 percent, respectively, of our total outstanding shares of common stock as of November 10, 2008.

The warrants issued to Treasury pursuant to the Capital Purchase Program would have a term of ten years. They would be immediately exercisable and would not be subject to restrictions on transfer; however, Treasury would only be permitted to exercise or transfer one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of at least 100 percent of the issue price of the senior preferred stock from one or more qualified equity offerings and (ii) December 31, 2009. If we receive aggregate gross proceeds of at least 100 percent of the issue price of the senior preferred stock from one or more qualified equity offerings on or prior to December 31, 2009, the number of shares of our common stock underlying the warrants would be reduced by 50 percent. Treasury will agree not to exercise voting power with respect to any of the shares of common stock issued to it upon exercise of the warrants, but persons to whom Treasury subsequently transferred these shares would not be bound by this voting restriction.

Registration of Capital Purchase Program Shares and Warrants. We will be required to file a shelf registration statement with the Securities and Exchange Commission to permit the transferability of the shares of senior preferred stock, as well as the warrants and the shares of common stock underlying the warrants, as soon as practicable after the date of Treasury’s investment in the senior preferred stock.

U.S. Treasury Not Obligated to Purchase Our Senior Preferred Stock and Potential Effect on MidWestOne. Treasury is not obligated to accept our application to participate in the Capital Purchase Program and, therefore, there is no guarantee that we will receive any proceeds from the sale of senior preferred stock. Our board of directors believes that shareholders should approve the amendment to our articles regardless of whether Treasury accepts our Capital Purchase Program application because such action would provide us with maximum flexibility in possible future capital raising opportunities which may be deemed advisable and in our best interests and the interests of our shareholders. If the proposed amendment to our articles is approved by our shareholders but Treasury does not approve our Capital Purchase Program application, we nevertheless expect to maintain our status as a “well-capitalized” financial institution and our financial condition, liquidity and results of operations would not be materially different than those disclosed at September 30, 2008. However, our total capital would not be augmented to the extent of the possible Capital Purchase Program proceeds. In addition, because of the extensive publicity of the Capital Purchase Program, a rejection of our Capital Purchase Program application by Treasury could have an adverse effect on our stock price or future ability to grow organically or acquire banks.

Limitations on Executive Compensation Due to Capital Purchase Program Participation

In order to participate in the Capital Purchase Program, we and our executive officers will agree to certain limits on executive compensation for our chief executive officer, chief financial officer and our three next most highly compensated officers. Specifically, we must:

•	ensure that incentive compensation for these executives does not encourage unnecessary and excessive risk taking;

•

implement a required “clawback” or forfeiture of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payments” (as defined in Interim Fund Regulations issued by the Treasury Department) to any such executive; and

•	agree not to deduct for tax purposes any executive compensation in excess of $500,000 for each such executive.

We will enter into an Omnibus Amendment Agreement with each of our senior executive officers covered by the foregoing executive compensation limitations whereby each executive agrees that all of our compensation and benefit programs be amended to the extent necessary to comply with Section 111(b) of the EESA and the guidance promulgated thereunder during such time as Treasury owns any of our debt or equity securities.

As an additional condition to participation in the Capital Purchase Program, we and our senior executive officers are required to grant to Treasury waivers releasing Treasury from any claims that we and our senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any applicable guidance or regulations issued by the Secretary of the Treasury.

Pro Forma Effect on the Company’s Financial Statements

Pro Forma Impact on Balance Sheet

If our application to participate in the Capital Purchase Program is approved by Treasury and we consummate the sale of senior preferred stock to Treasury, our shareholders’ equity will increase by the amount of the proceeds received from Treasury, net of transaction issuance costs. Costs associated with the transaction are estimated to be approximately $50,000. For example, if we had issued to Treasury the maximum $34.925 million of senior preferred stock as of September 30, 2008, our pro forma stockholders’ equity would have increased from the reported amount of $162.2 million to $197.075 million. If we had issued to Treasury the minimum $11.641 million of senior preferred stock as of September 30, 2008, our pro forma stockholders’ equity would have increased from the reported amount of $162.2 million to $173.791 million.

As previously discussed, we intend to use the capital, if any, received from Treasury under the Capital Purchase Program to make a capital contribution to MidWestOne Bank primarily for the purpose of taking advantage of additional lending opportunities in our primary market areas. However, pending the deployment of such capital into new loans, we likely will invest the capital in federal funds. Thus, upon receipt of the capital, our total federal funds sold and total assets will increase by the amount of the proceeds from Treasury’s investment, net of transaction issuance costs, which are estimated to be approximately $50,000. For example, if we had issued to Treasury the maximum $34.925 million of senior preferred stock as of September 30, 2008, our pro forma federal funds sold would have increased from the reported amount of $0 to $34.875 million and our pro forma total assets would have increased from the reported amount of $1.521 billion to $1.556 billion. If we had issued to Treasury the minimum $11.641 million of senior preferred stock as of September 30, 2008, our pro forma federal funds sold would have increased from the reported amount of $0 to $11.591 million and our pro forma total assets would have increased from the reported amount of $1.521 billion to $1.533 billion.

Pro Forma Impact on Income Statement

If we participate in the Capital Purchase Program, we intend to use the proceeds from Treasury’s investment to make a capital contribution to MidWestOne Bank primarily for the purpose of taking advantage of additional lending opportunities in our primary market areas. Such loan growth is expected to generate interest income that will be used, in part, to service the required dividend payments on the senior preferred stock issued to Treasury. We expect that the interest income generated by our loan growth will exceed the required dividend payments on the senior preferred stock issued to Treasury and, accordingly, the loan growth made possible by Treasury’s investment may generate additional net income for our common shareholders. However, until such time that we fully deploy the proceeds from the senior preferred stock issuance to Treasury, we anticipate that the earnings generated by such proceeds will not fully cover required dividend payments, which initially will have the effect of reducing the amount of earnings available to common shareholders.

The following pro forma income statement impacts assume the proceeds received from Treasury are invested initially in federal funds sold and deployed into earning assets ratably over the year ended December 31, 2007 and the nine months ended September 30, 2008 as if the capital proceeds were received on January 1, 2007 and 2008, respectively. The pro forma income statement impacts do not include the benefit of leveraging the capital received into a larger asset base, but simply include additional income earned on investment of the original proceeds.

If the maximum proceeds of $34.925 million had been received under the Capital Purchase Program on January 1, 2007, net income for the year ended December 31, 2007, would have increased from the reported amount of $4.262 million to $5.700 million on a pro forma basis. However, because a portion of our net income would need to be used to pay dividends on the senior preferred stock, and because of the amortization of the warrant costs, net income per diluted common share would have decreased from the reported amount of $1.14 per share to $1.03 per share on a pro forma basis. If the maximum proceeds of $34.925 million had been received under the Capital Purchase Program on January 1, 2008, net income for the nine months ended September 30, 2008, would have increased from the reported amount of $6.942 million to $7.759 million on a pro forma basis. However, for the reasons noted above, net income per diluted common share would have decreased from the reported amount of $0.90 per share to $0.77 per share on a pro forma basis.

If the minimum proceeds of $11.641 million had been received under the Capital Purchase Program on January 1, 2007, net income for the year ended December 31, 2007, would have increased from the reported amount of $4.262 million to $4.727 million on a pro forma basis. However, for the reasons noted above, net income per diluted common share would have decreased from the reported amount of $1.14 per share to $1.10 per share on a pro forma basis. If the minimum proceeds of $11.641 million had been received under the Capital Purchase Program on January 1, 2008, net income for the nine months ended September 30, 2008, would have increased from the reported amount of $6.942 million to $7.208 million on a pro forma basis. However, for the reasons noted above, net income per diluted common share would have decreased from the reported amount of $0.90 per share to $0.77 per share on a pro forma basis.

In computing the pro forma impact of the proposed issuance of our senior preferred stock on our income statement, we have used the following assumptions and methods:

•	Weighted-average interest rate on our loans of 7.42% for 2007 and 6.16% for the nine months ended September 30, 2008;

•	Weighted-average interest rate on federal funds sold of 5.11% for 2007 and 2.77% for the nine months ended September 30, 2008;

•	The treasury stock method was used for purposes of evaluating the effect of the warrants on diluted shares outstanding; and

•

The relative estimated fair value of the senior preferred stock and warrants to be issued to Treasury was used for purposes of allocating the proceeds from our participating in the Capital Purchase Program between the senior preferred stock and the warrants and accreting the discount on the preferred stock.

Potential Anti-Takeover Effect of Preferred Stock

Although the board of directors does not intend to issue, without prior shareholder approval, any series of preferred stock for any defensive or anti-takeover purpose or with features specifically intended to make any attempted acquisition of MidWestOne more difficult or costly, the proposal to amend our articles of incorporation to authorize issuance of preferred stock could have certain unintended anti-takeover effects. For example, shares of the authorized preferred stock could be issued (in a transaction other than pursuant to the Capital Purchase Program) in such amounts and on such terms so as to make it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. In addition, the presence of outstanding preferred stock (including preferred stock issued pursuant to the Capital Purchase Program) potentially could increase the total consideration to be paid by a potential acquiror, depending on the terms of the preferred stock, to the point of being cost-prohibitive to the potential acquiror or to the point of materially reducing the consideration to be paid to the holders of our common stock.

Reasons for Authorizing Preferred Stock

Our board of directors believes that the creation of a class of blank check preferred stock is advisable and in the best interests of the Company and its shareholders for several reasons. First, as discussed in detail above, we have applied for an investment of up to $34.925 million from Treasury pursuant to the Capital Purchase Program. The authorization of preferred stock will be required before we qualify to participate in the Capital Purchase Program because the form of Treasury’s investment pursuant to the Capital Purchase Program will be senior preferred stock. If our shareholders reject the amendment to authorize the issuance of preferred stock, we will be unable to participate in the Capital Purchase Program.

Even if we were not participating in the Capital Purchase Program, however, our board believes that creating a class of blank check preferred stock nevertheless is advisable because it will supplement our authorized common stock by creating an undesignated class of preferred stock to increase our flexibility in structuring capital-raising transactions and potential future acquisitions. In addition, blank check preferred stock may be useful in connection with stock dividends, equity compensation plans or other proper corporate actions. Our board of directors evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue preferred stock will enable us to develop equity securities with terms tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital stock. Our board of directors believes that such enhanced ability to respond to opportunities and to favorable capital market conditions before the opportunity or conditions pass is in our best interests and in the best interests of our shareholders. Assuming the proposed amendment to our articles is approved by our shareholders and we consummate the issuance of 34,925 shares of senior preferred stock to Treasury, we will have remaining 465,075 shares of authorized but unissued blank check preferred stock that may be used from time to time for any of the foregoing purposes.

Description of the Preferred Stock

If the proposed amendment to our articles is approved by our shareholders, and if we participate in the Capital Purchase Program to the maximum amount, we will issue approximately 34,925 shares of senior preferred stock to Treasury with the terms and conditions as described above under “Terms of the Capital Purchase Program—General Terms of Capital Purchase Program Senior Preferred Stock and Effect on Common Shareholders” and as set forth in the Capital Purchase Program term sheet attached as Appendix B. Any additional shares of preferred stock issued in the future may have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by our board of directors from time to time, including, but not limited to:

•	the distinctive serial designation and the number of shares constituting a series;

•

the dividend rate or rates, whether dividends are cumulative (and if so on what terms and conditions), the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

•

the voting rights, full or limited, if any, of the shares of the series, which could include the right to elect a specified number of directors in any case if dividends on the series are not paid for within a specified period of time;

•

whether the shares of the series are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed, which prices, terms and conditions may vary under different conditions and at different redemption dates;

•

the amount or amounts, if any, payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the company prior to any payment or distribution of the assets of the company to any class or classes of stock of the company ranking junior to the series;

•

whether the shares of the series are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and the amount of the fund and the manner of its application, including the price or prices at which the shares of the series may be redeemed or purchased through the application of the fund;

•

whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the company and the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•

any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the board of directors may deem advisable and as are not inconsistent with the provisions of these articles of incorporation.

The preferred stock would be available for issuance without further action by the shareholders, except as may be required by applicable laws or rules. For example, under the rules and policies of the The Nasdaq Stock Market LLC, shareholder approval is required for any potential issuance of 20% or more of our outstanding shares of common stock (including upon conversion of convertible preferred stock) in connection with acquisitions or discounted private placements.

Effect of the Preferred Stock Upon Holders of Common Stock

As previously discussed, if shares of senior preferred stock are issued to Treasury pursuant to the Capital Purchase Program, holders of common stock will be effected in the following manner:

•	each share of senior preferred stock will have a liquidation preference of $1,000 over the shares of our common stock;

•	dividends cannot be paid on our common stock unless all accrued and unpaid dividends for all past dividend periods on the senior preferred shares are fully paid;

•	prior to the third anniversary of Treasury’s investment in us, dividends on our common stock cannot be increased without first obtaining the consent of Treasury;

•	prior to the third anniversary of Treasury’s investment in us, we cannot repurchase shares of our common stock without first obtaining the consent of Treasury; and

•

if we fail to pay dividends on the senior preferred stock for any six dividend periods, Treasury (or other holders of the senior preferred stock) will have the right to elect two directors to our board.

Additionally, the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock cannot be stated until our board determines the specific rights of the holders of such preferred stock. Our board will have authority to, among other things, establish a variety of terms for the preferred stock, as described above.

The effects of the issuance of preferred stock upon holders of our common stock might include, among other things:

•	restricting our ability to declare dividends or the amount of such dividends on the common stock;

•	restricting our ability to repurchase outstanding common stock;

•	diluting the voting power of the common stock; and

•	a change in the market price of the common stock, or impairing the liquidation rights of the common stock, without further action by the shareholders.

Required Vote

Assuming the existence of a quorum, the proposal to approve the amendment to our articles of incorporation must receive the affirmative vote of a majority of our outstanding shares of common stock. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF 500,000 SHARES OF PREFERRED STOCK.

PROPOSAL 2:

APPROVAL OF AN AMENDMENT TO THE ARTICLES OF MIDWESTONE FINANCIAL

GROUP, INC. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON

STOCK FROM 10,000,000 TO 15,000,000

At a special meeting held on October 31, 2008, our board of directors voted to adopt, subject to the approval of a majority of our outstanding shares of our common stock, an amendment to our articles of incorporation increasing the authorized shares of common stock from 10,000,000 shares to 15,000,000 million shares. The Iowa Business Corporation Act requires approval of this amendment by our shareholders before such amendment can be filed with the Iowa Secretary of State. Our board of directors unanimously recommends that shareholders vote “FOR” approval of this amendment.

The complete text of the form of the amendment to our articles of incorporation to increase the number of authorized shares of common stock is set forth in Appendix A to this proxy statement. Such text is, however, subject to revision for such changes as may be required by the Iowa Secretary of State and other changes consistent with this proposal that we may deem necessary or appropriate. If shareholders approve and authorize the proposed amendment, we intend to, promptly following the special meeting, file articles of amendment to our articles of incorporation. The amendment will become effective upon filing the prescribed articles of amendment with the Iowa Secretary of State.

Description of the Common Stock

Our authorized capital stock currently consists of 10,000,000 shares of common stock. Our board of directors may authorize the issuance of additional shares of common stock, up to the number of authorized shares, without further action by our shareholders. As of November 10, 2008, there were 8,646,328 of common stock issued and outstanding and 750,000 shares of common stock reserved for issuance pursuant to our existing incentive plans. Outstanding shares of common stock and common stock reserved for issuance pursuant to our existing equity incentive plans now represent approximately 94 percent of the 10,000,000 common shares currently authorized by our articles. This percentage will increase if we participate in the Capital Purchase Program and thus issue to Treasury warrants to purchase shares of our common stock.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Our articles of incorporation do not provide for cumulative voting rights in the election of directors. Shareholders do not have preemptive rights to subscribe for or purchase additional shares of our common stock.

Purpose of the Increase in Number of Authorized Shares of Common Stock

Our board believes that it is advisable and in our best interests and in the best interests of our shareholders to increase the number of authorized shares of common stock. Such action will provide us with flexibility in the future by assuring the availability of sufficient authorized but unissued shares of common stock for valid corporate purposes such as capital raising transactions, exercise of options or warrants, stock splits, stock dividends, acquisition transactions or for other corporate purposes. The newly authorized shares of common stock would be available for issuance without further action by shareholders except as required by law, regulation or as limited by rules promulgated by The Nasdaq Stock Market LLC.

More specifically, the increase in the number of authorized shares of common stock will ensure that we have a sufficient number of authorized but unissued shares of common stock available to issue to Treasury if it ultimately exercises the warrants to be issued to it in conjunction with the shares of senior preferred stock pursuant to the Capital Purchase Program. As discussed above, assuming Treasury purchases the maximum $34.925 million of senior preferred stock from us, it also will receive warrants to purchase shares of our common stock with an aggregate market price equal to approximately $5.239 million, or 15 percent of the senior preferred stock investment from the Treasury. The MidWestOne common stock underlying these warrants represents approximately 4.7 percent of MidWestOne’s outstanding common shares at November 10, 2008 (based on an estimated initial exercise price of $13.01). If we do not increase the number of authorized shares of common stock and Treasury exercises its warrants, we may not have a sufficient number of authorized but unissued shares of common stock remaining to issue pursuant to our equity incentive plans, in a capital-raising transaction or in an acquisition.

Effect of Additional Shares of Common Stock Upon Holders of Common Stock

The authorization of additional shares of common stock will not, by itself, have any effect on the rights of present shareholders. The additional five million shares to be authorized will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. Shareholders do not have preemptive rights to subscribe for or purchase additional shares of common stock. Accordingly, the issuance of additional shares of common stock for corporate purposes other than a stock split or stock dividend could have a dilutive effect on the ownership and voting rights of shareholders at the time of issuance.

Required Vote

Assuming the existence of a quorum, the proposal to approve the amendment to our articles of incorporation must receive the affirmative vote of a majority of our outstanding shares of common stock. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 TO 15,000,000.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at November 10, 2008, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director, by each person named as our “named executive officers” in our proxy statement for our 2008 annual meeting of shareholders, and by all directors and executive officers of MidWestOne as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of November 10, 2008.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership(1,2)		Percent of Class
Directors and Nominees

Charles N. Funk	21,825		*

Richard R. Donohue	14,425	(3)	*

Charles S. Howard	242,184	(4)	2.8%

John S. Koza	886,364	(5)	10.3%

Sally K. Mason	0		*

David A. Meinert	101,514	(6)	1.2%

Kevin W. Monson	390		*

W. Richard Summerwill	318,714	(7)	3.7%

James G. Wake	12,367	(8)	*

Robert D. Wersen	22,229	(9)	*

Stephen L. West	15,672		*

R. Scott Zaiser	9,012	(10)	*

Other Named Executive Officers

Kent L. Jehle	6,600		*

Gary Ortale	6,000	(11)	*

All directors and executive officers as a group (14 persons)	1,657,296		19.0%

*	Indicates that the individual or entity owns less than one percent of MidWestOne’s common stock.

(1)	The total number of shares of common stock issued and outstanding on November 10, 2008, was 8,646,328.

(2)

The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)	Includes 4,535 shares owned by Mr. Donohue’s spouse. Also includes options to purchase 7,927 shares of common stock exercisable within 60 days of November 10, 2008.

(4)

Includes 2,602 shares owned as custodian for his two children, 42,939 shares allocated to his ESOP account and 75,800 shares owned by Mr. Howard’s spouse. Also includes options to purchase 27,882 shares of common stock exercisable within 60 days of November 10, 2008.

(5)	Includes 23,900 shares owned by Mr. Koza’s spouse and 619,560 shares held in trusts over which Mr. Koza serves as the trustee.

(6)

Includes 32,858 shares owned jointly with his spouse, 504 shares owned as custodian for his two minor children and 39,795 shares allocated to his ESOP account. Also includes options to purchase 27,882 shares of common stock exercisable within 60 days of November 10, 2008.

(7)

Includes 135,240 shares held in trusts over which Mr. Summerwill serves as the trustee, 113,358 shares held in a revocable grantor trust, 1,854 shares owned by Mr. Summerwill’s spouse and 66,408 shares held in his spouse’s revocable grantor trust.

(8)

Includes 211 shares owned by his spouse and 361 owned by a corporation of which Mr. Wake has control. Also includes options to purchase 8,384 shares of common stock exercisable within 60 days of November 10, 2008.

(9)	Includes 4,478 shares owned jointly with his spouse and 2,849 shares held in an IRA. Also includes options to purchase 13,952 shares of common stock exercisable within 60 days of November 10, 2008.

(10)

Includes 121 shares owned by a corporation of which Mr. Zaiser has control and 546 shares owned jointly with his spouse. Also includes options to purchase 7,395 shares of common stock exercisable within 60 days of November 10, 2008.

(11)	Includes 1,200 shares held in his spouse’s IRA, over which he has shared voting and investment power.

SHAREHOLDER PROPOSALS

In order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials of MidWestOne Financial Group, Inc., for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received at the Company’s main office at 102 South Clinton St., Iowa City, Iowa 50244, no later than January 22, 2009.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this proxy statement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this proxy statement.

We incorporate by reference the following documents and other information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•

our prospectus, dated January 22, 2008, constituting part of our Amendment No. 2 to Registration Statement on Form S-4 (File No. 333-147628) filed with the Commission pursuant to the Securities Act (the “Prospectus”) specifically incorporating the consolidated financial statements of the Company (referred to as ISB Financial Corp. therein) and specifically excluding the consolidated financial statements of the former MidWestOne Financial Group, Inc. (which merged with and into us on March 14, 2008) contained therein;

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008; and September 30, 2008;

•	our Current Reports on Form 8-K dated January 31, 2008; March 14, 2008; April 8, 2008; April 29, 2008; June 30, 2008; August 4, 2008; and October 30, 2008; and

•

all documents filed by us subsequent to the date hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold

We will provide without charge to each person, including any beneficial owner, to whom this proxy statement is delivered, upon his or her written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this proxy statement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting David A. Meinert, Executive Vice President, Chief Financial Officer and Treasurer, at our executive offices located at 102 South Clinton St., Iowa City, Iowa 52240, or by telephone at (319) 356-5800.

We also maintain an Internet site at www.midwestone.com. The information found on, or otherwise accessible through, our website is not incorporated by reference into, and is not otherwise a part of, this proxy statement or any other document that we file with or furnish to the SEC.

OTHER MATTERS

Our board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the special meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

APPENDIX A

PROPOSED AMENDMENTS TO THE ARTICLES

The proposed amendments to MidWestOne Financial Group, Inc.’s articles of incorporation would delete current Article IV in its entirety and replace it with the following Article IV.

*    *    *    *

ARTICLE IV

Section 1.    The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 15.5 million (15,500,000) shares, which are divided into two classes as follows:

(a)    five-hundred thousand (500,000) shares of preferred stock, no par value (the “Preferred Stock”); and

(b)    fifteen million (15,000,000) shares of common stock with a par value of $1.00 per share (the “Common Stock”).

Section 2.    The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:

Paragraph 1.  Preferred Stock.  The board of directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the board of directors, and as are not stated and expressed in these articles of incorporation or any amendment thereto, including, but not limited to, determination of any of the following:

(a)    the distinctive serial designation and the number of shares constituting a series;

(b)    the dividend rate or rates, whether dividends are cumulative (and if so on what terms and conditions), the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

(c)    the voting rights, full or limited, if any, of the shares of the series, which could include the right to elect a specified number of directors in any case if dividends on the series are not paid for in a specified period of time;

(d)    whether the shares of the series are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed, which prices, terms and conditions may vary under different conditions and at different redemption dates;

(e)    the amount or amounts, if any, payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the series;

(f)    whether the shares of the series are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and the amount of the fund and the manner of its application, including the price or prices at which the shares of the series may be redeemed or purchased through the application of the fund;

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(g)    whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

(h)    any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the board of directors may deem advisable and as are not inconsistent with the provisions of these articles of incorporation.

Paragraph 2.  Common Stock.

(a)    Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.

(b)    In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively. The board of directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination hereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock.

Except as may be otherwise required by law or in these articles of incorporation or any amendment thereto, each holder of Common Stock has one vote in respect of each share of stock held by the holder of record on the books of the Corporation on all matters voted upon by the shareholders. No shareholder shall have cumulative voting rights for the election of directors.

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APPENDIX B

U.S. DEPARTMENT OF TREASURY CAPITAL PURCHASE

PROGRAM TERM SHEET

Summary of Senior Preferred Terms

Issuer:

Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).
Size:

QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:

Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.
Regulatory Capital Status:	Tier 1.
Term:	Perpetual life.

Dividend:

The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:

Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:

For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common Dividends:

The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:

The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting Rights:

The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:

The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:

As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:

The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years
Exercisability:	Immediately exercisable, in whole or in part
Transferability:

The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.
Reduction:

In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:

In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:

In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

THE DIRECTORS AND OFFICERS

OF MIDWESTONE FINANCIAL GROUP, INC.

CORDIALLY INVITE YOU TO ATTEND THE

SPECIAL MEETING OF SHAREHOLDERS

[            ], DECEMBER [    ], 2008, 1:00 P.M. CST

MIDWESTONE BANK

102 SOUTH CLINTON ST.

IOWA CITY, IOWA 52240

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD,

DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

DETACH PROXY CARD HERE	DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
MidWestOne Financial Group, Inc.
If you plan to personally attend the Special Meeting of Shareholders on December [ ], 2008 please check the box and list the names of attendees below.

COMMON
Dated:	Return this stub in the enclosed envelope with your completed proxy card.

Signature:	I/We do plan to attend
the Special meeting. ☐
Signature if held jointly:	Names of persons attending:

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Visit our Internet voting site at http://www.illinoisstocktransfer.com, click on the heading “Internet Voting” and follow the instructions on the screen.

3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Wednesday, December 17, 2008 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a “secure” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Using a touch-tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by telephone must be completed and submitted prior to Wednesday, December 17, 2008 at 11:59 p.m. Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

REVOCABLE PROXY MidWestOne Financial Group, Inc.	COMMON
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned as a shareholder of record on November 10, 2008 hereby appoints Charles N. Funk and David A. Meinert as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of MidWestOne Financial Group, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on December [    ], 2008, or any adjournment thereof.

Proposal 1 - Approval of a proposed amendment to MidWestOne Financial Group, Inc.’s articles of incorporation to authorize issuance of up to 500,000 shares of preferred stock.
[ ] For [ ] Against [ ] Abstain
Proposal 2 - Approval of a proposed amendment to MidWestOne Financial Group, Inc.’s articles of incorporation to increase the number of authorized shares of common stock from 10,000,000 to 15,000,000.
[ ] For [ ] Against [ ] Abstain
Proposal 3 - Approval of any adjournment of the special meeting, if necessary to solicit additional proxies.
[ ] For [ ] Against [ ] Abstain
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(to be signed on the other side)